Exhibit 21.1

Name	State or Other Jurisdiction of Incorporation	Doing Business As
The Hagerty Group, LLC	Delaware
Hagerty Asset Management, LLC	Michigan
Hagerty International Holdings Limited	England
Classic Car Analytics GMBH	Germany
Hagerty International Limited	England
Hagerty Enthusiast Limited	England
Hagerty Insurance Agency, LLC	Delaware
Hagerty Canada, LLC	Delaware
Hagerty Classic Marine Insurance Agency, LLC	Delaware
Hagerty Driveshare, LLC	Delaware
Hagerty Motorsports, LLC	Delaware
Hagerty Drivers Club, LLC	Delaware
Hagerty Drivers Club Canada, LLC	Delaware
Historic Vehicle Association, LLC	Delaware
Historic Vehicle Association Canada, LLC	Delaware
Hagerty Media Properties, LLC	Michigan	Hagerty Magazine
Hagerty Classic Analytics, LLC	Delaware
Hagerty Insurance Holdings Inc	Delaware
Hagerty Reinsurance Limited	Bermuda
Hagerty Management, LLC	Delaware
Hagerty Wellness Center, LLC	Michigan
Cavallino Café, LLC	Michigan
Hagerty Ventures, LLC	Delaware
Hagerty Events, LLC	Delaware	Concours of America, Madison Avenue Sports Car Driving and Chowder Society, Greenwich Concours D'Elegance, California Mille
Member Hubs Holdings, LLC	Delaware
Member Hubs Hospitality LLC	Delaware	Hagerty Garage + Social
Member Hubs Miami, LLC	Delaware	Hagerty Garage + Social
Hagerty Garage and Social Services, LLC	Delaware
Member Hubs Canada ULC	Canada	Hagerty Garage + Social
Member Hubs Seattle, LLC	Delaware	Hagerty Garage + Social
Radwood, Inc.	Delaware
Broad Arrow Group, Inc. [1]	Delaware
1 The Hagerty Group, LLC owns 40% of Broad Arrow Group, Inc.